       As Filed with the Securities and Exchange Commission on November 13, 2000
                                                           Registration No. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM S-3
                                 --------------
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 --------------
                         THE SANTA CRUZ OPERATION, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                                 --------------
                  CALIFORNIA                                 94-2549086
        (State or Other Jurisdiction of                   (I.R.S. Employer
        Incorporation or Organization)                 Identification Number)

                               425 ENCINAL STREET
                            SANTA CRUZ, CA 95060-1900
                                 (831) 425-7222
      (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                                STEVEN M. SABBATH
          SENIOR VICE PRESIDENT, LAW & CORPORATE AFFAIRS AND SECRETARY
                         THE SANTA CRUZ OPERATION, INC.
                               425 ENCINAL STREET
                              SANTA CRUZ, CA 95060
                                 (831) 425-7222
              (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                                 --------------

                                   Copies to:
                            MICHAEL J. DANAHER, ESQ.
                      WILSON SONSINI GOODRICH & ROSATI P.C.
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 --------------

       Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

       If the only securities being registered on this Form are offered pursuant to dividend or interest reinvestment plans, check the following box. / /

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------

                                                             PROPOSED MAXIMUM OFFERING PROPOSED MAXIMUM AGGREGATE    AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED AMOUNT TO BE REGISTERED  PRICE PER SECURITY (1)       OFFERING PRICE (1)    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common stock, no par value...               4,257,500                $4.1094                $17,495,770.50          $4,618.88
----------------------------------------------------------------------------------------------------------------------------------
Total...........................            4,257,500                $4.1094                $17,495,770.50          $4.618.88
----------------------------------------------------------------------------------------------------------------------------------

 (1) The price of $4.1094 per share, which was the average of the high and low prices of the Registrant's common stock on the Nasdaq National Market on November 9, 2000, is set forth solely for the purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until the registration statement shall become effective on such date as the sec acting pursuant to said section 8(a) may determine.

================================================================================

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2000


                                4,257,500 SHARES


                         THE SANTA CRUZ OPERATION, INC.


                                  COMMON STOCK

                                 --------------



       The shares offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 6 of this prospectus for information that you should consider before purchasing these securities.


       SCO's common stock is quoted on the Nasdaq National Market System under the symbol "SCOC". On November 9, 2000, the average for the high and low price of SCO's common stock on the Nasdaq was $4.1094 per share.


       The selling shareholders, who acquired these shares in a private placement transaction dated September 11, 2000, may offer and sell these shares from time to time.


       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is __________________

                                TABLE OF CONTENTS

                                                                            PAGE
Summary....................................................................   4
Risk Factors...............................................................   6
Use of Proceeds............................................................   11
Selling Shareholders.......................................................   11
Plan of Distribution.......................................................   12
Legal Matters..............................................................   12
Experts....................................................................   12
Where You Can Find Additional Information..................................   13
Information Incorporated by Reference......................................   13
Indemnification of Officers and Directors..................................   14

                                 --------------


       In this prospectus, "SCO," "we," "us," and "our" refer to The Santa Cruz Operation, Inc. and its subsidiaries.

                               PROSPECTUS SUMMARY

       You should read the following summary together with the more detailed information regarding us and the common stock being sold in this offering, including "Risk Factors" and in the detailed documents incorporated by reference in this prospectus.

     Founded in 1979, SCO went public on the Nasdaq Stock Exchange (Nasdaq:
SCOC) in 1993. SCO is a global developer and provider of server software for networked business computing and Tarantella web-enabling software that enables customers to deliver both new and existing applications to any Java technology enabled client. SCO is the world's leading provider of UNIX server operating systems, and creator of the award-winning Tarantella software, which provides users with instant web-browser access to applications running on a wide range of networked servers, including mainframes, minicomputers, Windows NT, and UNIX System servers. SCO also provides a full range of Professional Consulting and Engineering Services. SCO Professional Services are available for SCO OpenServer, UnixWare, Tarantella, Linux and Open Source systems. SCO has 20 years of experience developing UNIX system, open system, and open source software. Headquartered in Santa Cruz, California, SCO has sales representatives in more than 80 countries. SCO's products are sold and distributed worldwide by more than 15,000 resellers, distributors, systems integrators and computer manufacturers.

       SCO has entered into an agreement to sell its server software and professional services divisions to Caldera Systems, Inc. The sale is subject to shareholder approval and other conditions.

TARANTELLA SOFTWARE DIVISION

     Tarantella, SCO's web enabling software, serves the enterprise computing market. Tarantella enables customers to deliver both new and existing applications to any Java technology-enabled client. These applications include Windows, UNIX system, and mainframe applications. The clients can be palmtop devices, Web TV, a mobile phone, a network computer, a character terminal or a PC. Tarantella software provides centralized deployment and management of server-based applications. It is designed for IT professionals who need to provide users with instant access to applications and services.

       Tarantella software uses standard protocols and Internet standards. Tarantella software continually monitors and optimizes performance and provides a single access point for all of a user's applications. Tarantella software dramatically lowers the total cost of ownership by supporting hardware and software already in use, by eliminating the cost of installing software on clients, and by providing centralized system administration. With Tarantella software, organizations can move their current applications onto the network without rewriting code or disrupting their current operations.

PENDING SALE OF SERVER SOFTWARE AND PROFESSIONAL SERVICES DIVISIONS

       On August 1, 2000, SCO entered into an agreement with Caldera Systems, Inc. in which Caldera Systems, Inc. will acquire SCO's Server Software and Professional Services Divisions. Caldera Systems, Inc. will form a new holding company, Caldera International, Inc., to acquire assets from SCO's Server Software and Professional Services Divisions, including the divisions' employees, products and channel resources. Caldera International, Inc. will have exclusive distribution rights for the SCO OpenServer product line. SCO will receive a 28% ownership interest in Caldera International, Inc., which is estimated to be an aggregate of approximately 17.54 million shares of Caldera stock (including approximately 1.5 million shares reserved for employee options assumed by Caldera International, Inc. for options currently held by SCO employees joining Caldera International, Inc.), and $7.0 million in cash. In conjunction with the acquisition, The Canopy Group, Inc., a major stockholder of Caldera Systems, Inc., has agreed to loan $18.0 million to SCO. The terms of this loan are still to be negotiated but both parties have agreed the terms will be reasonable and customary. Further, Caldera Systems, Inc. has agreed to loan $7.0 million to SCO in the form of a short-term note repayable at the consummation of the transaction between SCO and Caldera Systems, Inc. SCO will retain the SCO OpenServer revenue stream and intellectual properties.

       The boards of directors of both companies have unanimously approved the acquisition. Completion of the acquisition is subject to the approval of the stockholders of Caldera Systems, Inc. and The Santa Cruz Operation, Inc., as well as certain other closing conditions. The companies anticipate closing the transaction during the second quarter of fiscal 2001.

       The proposed sale would significantly alter SCO's ongoing operations. Upon completion of the sale, SCO's revenues will be derived from only two product lines--Tarantella products, which have only been recently introduced by SCO, and OpenServer products, which are mature products to be distributed on SCO's behalf by Caldera International, Inc. Following the close of the transaction, a significant portion of SCO's assets will consist of the shares it holds in Caldera International, Inc., the value of which may be subject to significant fluctuations.

       SCO's principal offices are located at 425 Encinal Street, Santa Cruz, California, 95060. SCO's telephone number at this location is (831) 425-7222. SCO's world wide web site is located at www.scoinc.com.

       This prospectus contains trademarks of SCO, including The Santa Cruz Operation, SCO, Unixware, SCO OpenServer, and Tarantella. This prospectus may contain trademarks of others.

                                  RISK FACTORS

       You should carefully consider the following risks before making an investment decision. The risks described below are not the only ones we face. Any of the following risks could seriously harm SCO's business, financial condition and operating results. As a result, these risks could cause the decline of the trading price of SCO's common stock, and you may lose all or part of the value of your investment. You should also refer to the other information set forth in this prospectus.

CURRENT RISKS FOR SCO

       CERTAIN OF SCO'S REVENUE SOURCES HAVE DECLINED DRAMATICALLY DURING FISCAL YEAR 2000 AND WILL LIKELY CONTINUE TO DECLINE.

     SCO has experienced declining revenues in its OpenServer and client integration devices, or CID, products during fiscal year 2000, which are likely to continue. Y2K significantly affected SCO's revenues in fiscal year 2000. SCO saw a significant number of customers upgrading or replacing server software in anticipation of Y2K in the middle of 1999. By the first quarter of fiscal 2000, customers had completed their upgrades or replacements, and customer orders for server products slowed dramatically. OpenServer product sales further suffered in fiscal 2000 due to customer migration from the OpenServer products to the newly released UnixWare 7 server products, as well as the products of SCO competitors. In fiscal 1999, OpenServer revenues were $131 million; for the first 9 months of 2000, OpenServer revenues were only $52 million. SCO anticipates that this trend of declining revenues will continue, and the decline may be larger than anticipated.

       Similarly, SCO experienced declines in its CID products during fiscal 2000. In fiscal 1999, CID revenues were $7.8 million; for the first 9 months of 2000, CID revenues were only $3.9 million. CID products are legacy products, which were the precursor to the new Tarantella technology. The CID product line has not been emphasized by SCO and revenues have, therefore, been declining as anticipated. However, it is possible that CID product sales will decline more quickly than expected and that SCO will, therefore, realize lower revenue, which yields relatively high profit margins, than anticipated. Furthermore, while the Tarantella product line may offset some of the decline, there can be no assurance that the increase in Tarantella revenues will compensate for such declines.

       THE PROPOSED SALE BY SCO OF THE ASSETS OF THE SERVER AND PROFESSIONAL SERVICES DIVISIONS, WHICH TRADITIONALLY COMPRISE A LARGE PERCENTAGE OF SCO'S REVENUES, MAY RESULT IN SIGNIFICANT HARM TO SCO'S BUSINESS.

       Historically, revenues generated by the server business and professional services have been a significant portion of SCO's total revenues. The sale of the server and professional services groups, while also significantly reducing headcount and operating expenses, will lead to a dramatic decline in SCO's revenues. For the nine months ended June 30, 2000, revenues generated by these two divisions were 48.4% of SCO's total revenues. For fiscal years 1999 and 1998, revenues generated by these 2 divisions were 34.4% and 33.3% of total revenues, respectively.

       Subsequent to the asset sale, Tarantella, Inc., as SCO will then be called, will derive revenue from two sources, the first being sales of its Tarantella products, including the CID products, and the second being sales of the legacy OpenServer products. Tarantella, Inc. may never generate combined revenues equal to those revenues previously generated by the assets sold to Caldera. Further, Tarantella, Inc. may never achieve profitability.

       SCO AND ITS PRODUCTS ARE SUBJECT TO COMPETITION AND TECHNOLOGICAL CHANGE, AND SCO'S BUSINESS MAY BE HARMED BY COMPETITIVE PRESSURE AND FAILURE TO ADAPT TO TECHNOLOGICAL CHANGES.

       SCO's future operating results may be affected by various uncertain trends and factors which are beyond SCO's control. These include adverse changes in general economic conditions and rapid or unexpected changes in the technologies affecting SCO's products. The process of developing new high technology products is complex and uncertain and requires accurate anticipation of customer needs and technological trends, including but not limited to relationships with partners, suppliers and competitors. The industry has become increasingly competitive and, accordingly, SCO's results may also be adversely affected by the actions of existing or future competitors, including the development of new technologies, the introduction of new products, and the reduction of prices by such competitors to gain or retain market share. SCO's results of operations could be adversely affected if it were required to lower its prices significantly.

       THE PRICE OF SCO'S COMMON STOCK MAY BE VOLATILE, AND THE VALUE OF YOUR INVESTMENT COULD DECLINE.

       The trading price of SCO's common stock has been and could in the future be subject to significant fluctuations in response to variations in quarterly operating results, developments in the software industry, general economic conditions, changes in securities analysts' recommendations regarding SCO's securities and other factors. The stock market in general, and the market for shares of technology companies in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of the affected companies. In addition, factors such as new product introductions by SCO or its competitors may have a significant impact on the market price of SCO's common stock. Furthermore, quarter-to-quarter fluctuations in SCO's results of operations caused by changes in customer demand may have a significant impact on the market price of SCO's stock. These conditions, as well as factors which generally affect the market for stocks of high technology companies, could cause the price of SCO's stock to fluctuate substantially over short periods.

       SCO DEPENDS ON CERTAIN KEY PERSONNEL, AND THE LOSS OF KEY PERSONNEL MAY HARM SCO'S BUSINESS.

       SCO's continued success depends to a significant extent on senior management and other key employees. None of these individuals is subject to a long-term employment contract or a non-competition agreement. Competition for qualified people in the software industry is intense. The loss of one or more key employees or SCO's inability to attract and retain other key employees could have a material adverse effect on SCO.

       SCO HOLDS INVESTMENTS IN THIRD PARTIES, AND IS EXPOSED TO FLUCTUATIONS IN THE MARKET VALUES OF ITS PORTFOLIO OF INVESTMENTS.

     SCO's equity investments, which represent a significant portion of its assets, are subject to fluctuations in market value. This risk will increase significantly after the consummation of the transaction with Caldera because SCO will acquire a large number of shares of Caldera International, Inc. common stock. SCO also maintains investment portfolio holdings of various issuers, types and maturities. These securities are generally classified as available for sale and consequently, are recorded on the balance sheet at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income, net of tax. Part of this portfolio includes minority equity investments in several publicly traded companies, the values of which are subject to market price volatility. SCO has also invested in several privately held companies, many of which can still be considered in the startup or development stages. These investments are inherently risky as the market for the technologies or products they have under development are typically in the early stages and may never materialize. SCO could lose its entire initial investment in these companies. SCO typically does not attempt to reduce or eliminate its market exposure pertaining to these equity securities.

RISKS RELATING TO THE TARANTELLA BUSINESS

       THE TARANTELLA BUSINESS IS IN ITS EARLY STAGES, AND THERE IS NO GUARANTEE THAT TARANTELLA WILL SURVIVE AS A COMPANY.

       The Tarantella products are still in the early stages of the product life-cycle. Furthermore, the market in which Tarantella products are sold is a new market. Therefore, it is difficult to assess the market potential, and the ability of the Tarantella products to meet the requirements of the market. As a small company, Tarantella, Inc. may not have credibility with enterprise customers, which is critical to its success. SCO may not be able to develop the strategic relationships with customers, suppliers and that like that are necessary for SCO to succeed.

       TARANTELLA FACES SUBSTANTIAL COMPETITION.

       A number of companies, including Citrix, are competitors of Tarantella. Citrix already has significantly more financial resources and a much greater presence in the market place. In addition, other companies may develop and offer competitive products. Such companies may have significantly greater financial and technical resources, more extensive marketing and distribution capabilities, larger development staffs and more widely recognized brand and/or product names.

     THE TARANTELLA BUSINESS IS EXPECTED TO INCUR SIGNIFICANT OPERATING LOSSES.

     The Tarantella organization, historically part of the overall SCO business, has been structured and staffed for world-wide operations. Even though SCO is in the process of selling the server software and professional services divisions, which would reduce the need for global operations, the Tarantella organization will maintain its global structure. However, Tarantella is in the early stages of market development, and revenues are still small. As a result, the Tarantella business will generate significant operating losses until revenues grow to support the size of the organization or unless expenses are cut.

     TARANTELLA MAY NOT GENERATE SIGNIFICANT REVENUES.

     Tarantella revenues, while currently growing, are still small compared to the historical revenues SCO generated from its server software and professional services business. Revenues generated by the Tarantella division for the 9 months ended June 30, 2000 equaled $8.5 million. Subsequent to the asset sale, Tarantella, Inc. will benefit from two revenue streams, the first being sales of its new and existing Tarantella products and the second being sales of the legacy OpenServer products. However, Tarantella, Inc. may never generate combined revenues equal to those revenues previously generated by the assets sold to Caldera.

RISKS RELATING TO THE CALDERA TRANSACTION

     SCO MAY BE HARMED IF THE ASSET SALE IS NOT COMPLETED.

     SCO has expended considerable management time and incurred significant costs in negotiating the transaction with Caldera Systems, Inc. These costs will not be recouped if the combination of the two companies is not completed. If the combination is not completed, SCO will continue to operate as a separate entity, despite customers' and employees' expectations. In such event, SCO's reputation and relationships with customers and employees could be damaged significantly. In certain circumstances, if the combination is not completed, either party could be required to pay significant break-up fees.

     SCO'S ASSET SALE TO CALDERA SYSTEMS, INC. MAY NOT BE APPROVED BY THE REGULATORY AGENCIES AND/OR SCO'S SHAREHOLDERS.

     SCO's pending transaction with Caldera Systems, Inc. is not yet complete. Completion of the Caldera transaction is subject to several conditions, including the approval of the Caldera transaction by the SCO shareholders. Although Doug Michels, who holds approximately 10% of SCO's outstanding common stock has signed a voting agreement to vote in favor of the asset sale at the shareholder's meeting, there is no guarantee that the rest of the SCO shareholders will likewise vote in favor of the asset sale. If the Caldera transaction does not close in the timeframe anticipated, or if it is not completed at all, SCO's future operating results will be harmed, and the price of SCO's common stock could decline.

     COMBINATION OF THE TWO COMPANIES WILL BE DIFFICULT.

     Caldera International, Inc. may experience difficulty in integrating the assets and the employees acquired from SCO. SCO, therefore, cannot assure you that the combination will create positive results for Caldera International, Inc., in which SCO will be a 28% shareholder. The successful combination will require substantial effort from each company, including the integration and coordination of the sales and marketing efforts. The diversion of the attention of management, and any difficulties encountered in the transition process, including problems associated with the integration of management information and reporting systems, could harm the business and operating results of Caldera International, Inc., and could cause the price of its common stock to decline.

     FOLLOWING THE COMBINATION, SCO WILL BE LARGELY DEPENDENT UPON CALDERA INTERNATIONAL, INC. TO SUPPORT, MARKET AND SELL THE LEGACY OPENSERVER PRODUCTS. IF CALDERA INTERNATIONAL, INC. FAILS TO DO SO ADEQUATELY, A SIGNIFICANT SOURCE OF TARANTELLA'S REVENUES WILL DIMINISH.

     Under the Sales Representative and Support Agreement and the OpenServer Research and Development Agreement to be entered into in connection with the combination, SCO will have outsourced the management of the

OpenServer business to Caldera International, Inc., including research and development, marketing, and sales and support. If Caldera International, Inc. fails to provide adequate engineering support or fails to adequately market and sell the products, Tarantella, Inc. may suffer shortfalls in revenue and may be unable to either locate a third party to take over such tasks from Caldera International, Inc. or to resume operation of the business in-house.

       FOLLOWING THE COMBINATION, SCO WILL HOLD AS A MAJOR ASSET A SIGNIFICANT PORTION OF CALDERA INTERNATIONAL, INC. THE VALUE OF SCO'S INVESTMENT IN CALDERA INTERNATIONAL, INC. COULD BE REDUCED IF CALDERA INTERNATIONAL, INC. DOES NOT SUCCEED.

       SCO will be exposed to equity price risk regarding the marketable portion of equity securities it will hold in Caldera International, Inc. upon completion of the asset sale. SCO will be exposed to fluctuations in the market values of the common stock of Caldera International, Inc. SCO could lose its entire investment in Caldera International, Inc.

       SCO's investment in Caldera International, Inc. is risky because Caldera International, Inc.'s integrated product offerings may not be accepted. Caldera International, Inc.'s business model is based on an expectation that it can create and develop demand for combined Linux and UNIX-based servers and applications. There is no current market for combined Linux and UNIX-based servers and applications. At present, non-Linux based operating systems are favored by the business community. In order for Caldera International, Inc.'s product offering to be accepted, Caldera International, Inc. will have to broaden awareness of its brand; maintain its current, and develop new, strategic relationships with technology partners and solution providers; continue to develop and upgrade product offerings tailored for business; and respond effectively to competitive pressures. If Caldera International, Inc. is unable to execute its strategy, it may not be successful, and the value of SCO's investment in Caldera International, Inc. could be reduced.

       Caldera International, Inc. will face many difficulties in managing a larger company, which will create many new challenges for the existing management of Caldera. Caldera International, Inc.'s workforce will be approximately four times its current size upon completion of the transaction. Key personnel have little experience managing this type of growth, and the growth is likely to strain the management control systems and resources of Caldera International, Inc. Caldera International, Inc. will need to continue to improve its reporting systems and procedures to manage its employees and obtain additional facilities. If Caldera International, Inc. fails in these efforts, it could reduce Caldera International, Inc.'s revenue, and the value of SCO's investment in Caldera International, Inc. could be reduced.

       SCO's investment in Caldera International, Inc. is risky because Caldera International, Inc. may never be profitable. Caldera has not been profitable. The server and professional services divisions have not been profitable and their revenues are declining. If the revenue of Caldera International, Inc. declines or grows at a slower rate than anticipated, or if Caldera International, Inc. is unable to efficiently reduce operating expenses, it may not achieve or sustain profitability or generate positive cash flow. In this case, the value of SCO's investment in Caldera International, Inc. could be reduced.

       Caldera International, Inc. will face intense competition, and if it fails to succeed in the face of such competition, the value of SCO's investment in Caldera International, Inc. could be reduced. Many of Caldera International, Inc.'s competitors have greater financial and technical resources, more extensive marketing and distribution capabilities, larger development staffs and more widely recognized brand and products. Also, due to the open-source nature of Linux, anyone can freely download Linux and many Linux applications and modify and redistribute them with few restrictions. Solution providers upon whom Caldera currently depends for the distribution of its products could instead create their own Linux solutions to provide to their customers. Also, established companies and other institutions could easily produce competing versions of Linux. If Caldera International, Inc. does not stay ahead of its competition, SCO's investment in Caldera International, Inc. could be reduced.

       SCO's investment in Caldera International, Inc. is risky because Caldera International, Inc. will have significant foreign operations, including development facilities, personnel and customer support operations, which are subject to inherent risks, such as potential loss of technology through piracy, misappropriation, or more lenient laws regarding intellectual property protection; imposition of government controls, including trade restrictions; fluctuation in currency exchange rates and economic instability; longer payment cycles for sales in foreign jurisdictions; difficulties in staffing and managing foreign operations; seasonal reductions in business activity in the summer months in European and other countries; and political unrest, particularly in areas that Caldera International, Inc. will have facilities. In addition, Caldera International, Inc.'s international sales will be denominated in the local currency, creating risk of foreign currency translation gains and losses that could harm Caldera International, Inc.'s financial results. In this case, the value of SCO's investment in Caldera International, Inc. could be reduced.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including without limitation statements regarding SCO's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document or incorporated by reference herein are based on information available to SCO on the date hereof, and SCO assumes no obligation to update any such forward-looking statements. SCO's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

                                 USE OF PROCEEDS

       SCO will not receive any proceeds from the sale of common stock by the selling shareholders.

                              SELLING SHAREHOLDERS

       This prospectus refers to the entities or individuals listed below and any family member, trust or trust instrument to whom they may rightfully transfer their shares as "selling shareholders." The following table sets forth certain information as of September 11, 2000 with respect to each selling shareholder:

                                                                             NUMBER OF SHARES
                                                                              OF COMMON STOCK
                                                                               BENEFICIALLY       PERCENTAGE OF
                                                                           OWNED PRIOR TO THE      OUTSTANDING
NAME OF SELLING SHAREHOLDER                                                      OFFERING             SHARES
---------------------------                                                 -----------------    ----------------
Barnett & Co.............................................................          1,562,500(1)                4%
Roy L. Rogers TTEE UDT 9/28/89 FBO Roy & Ruth Rogers Unitrust............            156,250(2)                *
Roy Rogers TTEE UDT 1/21/81 FBO Rogers Family Trust......................            156,250(3)                *
Prism Partners 1 LP......................................................            600,000(4)              1.5%
Prism Partners 2 Offshore Fund...........................................            300,000(5)                *
Prism Partners Offshore Fund.............................................            100,000(6)                *
Lagunitas Partners.......................................................            281,250(7)                *
Gruber & McBaine International...........................................             62,500(8)                *
Jon Gruber...............................................................             62,500(9)                *
The Fuller Foundation....................................................            156,250(10)               *
Willow Creek Capital Partners............................................            250,000(11)               *
Willow Creek Offshore....................................................            250,000(12)               *
Clarion Partners, LP.....................................................            106,250(13)               *
Clarion Offshore Funds...................................................             50,000(14)               *
Brian G. Swift and Suzanne B. Swift, TTEES UTD 3/13/91 FBO Brian and
   Suzanne Swift 1991 Living Trust.......................................            150,000(15)               *
Robert McDonald..........................................................              6,875(16)               *
Kristi Smith.............................................................              6,875(17)               *

--------------
    *  Less than 1%

 (1) Includes 312,500 shares of common stock issuable upon the exercise of warrants.
 (2) Includes 31,250 shares of common stock issuable upon the exercise of warrants.
 (3) Includes 31,250 shares of common stock issuable upon the exercise of warrants.
 (4) Includes 120,000 shares of common stock issuable upon the exercise of warrants.
 (5) Includes 60,000 shares of common stock issuable upon the exercise of warrants.
 (6) Includes 20,000 shares of common stock issuable upon the exercise of warrants.
 (7) Includes 56,250 shares of common stock issuable upon the exercise of warrants.
 (8) Includes 12,500 shares of common stock issuable upon the exercise of warrants.
 (9) Includes 12,500 shares of common stock issuable upon the exercise of warrants.
(10) Includes 31,250 shares of common stock issuable upon the exercise of warrants.
(11) Includes 50,000 shares of common stock issuable upon the exercise of warrants.
(12) Includes 50,000 shares of common stock issuable upon the exercise of warrants.
(13) Includes 21,250 shares of common stock issuable upon the exercise of warrants.
(14) Includes 10,000 shares of common stock issuable upon the exercise of warrants.
(15) Includes 150,000 shares of common stock issuable upon the exercise of warrants.
(16) Includes 6,875 shares of common stock issuable upon the exercise of warrants.
(17) Includes 6,875 shares of common stock issuable upon the exercise of warrants.

                              PLAN OF DISTRIBUTION

       The selling shareholders may sell the shares separately or together, from time to time on the over-the-counter market at prices and on terms prevailing at the time of any such sale. Any such sale may be made:

       o   In broker's transactions through broker-dealers acting as agents;

       o   In transactions directly with market makers; or

       o In privately negotiated transactions where no broker or other third party (other than the purchaser) is involved.

       The selling shareholders will pay:

       o   Selling commissions or brokerage fees, if any;

       o   All applicable transfer taxes; and

       o All fees and costs of counsel, if any, incurred in connection with the sale.

       During such times as the selling shareholders may be attempting to sell shares registered hereunder, they will:

              (1) not engage in any stabilization activity in connection with any of SCO's securities;

              (2) furnish copies of this prospectus, as supplemented or amended to each person to whom shares may be offered; and

              (3) not bid for or purchase any of SCO's securities other than as permitted under the Exchange Act.

       The selling shareholders, and any other persons who participate in the sale of the shares, may be deemed to be "Underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

       With regard to the shares, SCO has agreed to maintain the effectiveness of this registration statement until September 11, 2002, or until the distribution described hereunder has become effective.

       SCO will bear all costs, expenses and fees in connection with the registration of shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of the shares. SCO agreed to indemnify the selling shareholders against certain liabilities under the Securities Act. The selling shareholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

       The legality of the securities offered hereby will be passed upon for SCO by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                     EXPERTS

       The consolidated financial statements and schedule of The Santa Cruz Operation, Inc. and subsidiaries for the year ended September 30, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

       The consolidated financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K/A for the year ended September 30, 1999, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

       SCO is subject to the informational requirements of the Exchange Act, and in accordance therewith files or filed, as the case may be, reports, proxy statements and other information with the Securities & Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by SCO can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Room 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549, at prescribed rates, or on the World Wide Web at http://www.sec.gov. Copies of other materials concerning SCO can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.


                      INFORMATION INCORPORATED BY REFERENCE

       The following documents filed by SCO with the Commission (File No. 0-21484) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

       1. SCO's Annual Report on Form 10-K/A for the year ended September 30, 1999, as amended, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

       2.     SCO's Current Report on Form 8-K dated August 11, 2000;

       3.     SCO's Current Report on Form 8-K dated September 22, 2000;

       4. SCO's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999 filed pursuant to Section 13 of the Exchange Act;

       5. SCO's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed pursuant to Section 13 of the Exchange Act;

       6. SCO's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2000, as amended, filed pursuant to Section 13 of the Exchange Act;

       7. The description of SCO's common stock contained in its Registration Statement on Form 8-A filed on April 1, 1993, including any amendments or reports filed for the purpose of updating such description.

       8. The description of SCO's Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A filed on September 18, 1997 pursuant to Section 12(g) of the Exchange Act and as subsequently amended by the Form 8-A/A filed on March 3, 1999.

       All documents filed by SCO pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus.

       Upon written or oral request, SCO will provide without charge to each person to whom a copy of this Prospectus is delivered a copy of any of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted to Lynn Schroeder, at the principal executive offices of SCO in writing at The Santa Cruz Operation, Inc., 425 Encinal Street, Santa Cruz, CA 95060-1900 or by telephone at (831) 425-7222.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The fees and expenses incurred by SCO in connection with the offering are payable by SCO and, other than filing fees, are estimated as follows:

Securities and Exchange Commission Registration Fee...........   $   4,618.88
Legal Fees and Expenses.......................................   $  25,000.00
Accounting Fees...............................................   $  20,000.00
Miscellaneous.................................................   $       0.00
Total.........................................................   $  49,618.88

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

       Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liability (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Further, SCO's Article of Incorporation and Bylaws provide for indemnification of certain agents to the maximum extent permitted by the California General Corporation Law. Persons covered by the indemnification include any current or former directors, officer, employees and other agents of SCO, as well as persons who serve at the request of SCO as directors, officers, employees or agents of another enterprise.

       In addition, SCO has entered into contractual agreements with each director and certain officers of SCO designated by the Board to indemnify such individuals to the full extent permitted by law. These Agreements also resolve certain procedural and substantive matters that are not covered, or are covered in less detail, in the Bylaws or by the California General Corporation Law.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SCO of expenses incurred or paid by a director, officer or controlling person of SCO in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SCO will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

       The following exhibits are filed with this Registration Statement:

   EXHIBIT
   NUMBER                             DESCRIPTION
  --------                            ------------
    2.1 (1)    Common Stock and Warrant Purchase Agreement, dated September
               11, 2000, by and among The Santa Cruz Operation, Inc., California corporation and the selling shareholders set forth herein above
    2.2 (1)    Common Stock Warrant dated September 11, 2000
    2.3 (1)    Registration Rights Agreement, dated September 11, 2000, by and among The Santa Cruz Operation, Inc., and the selling
               shareholders set forth herein above
    5.1        Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation as to the legality of the securities being registered
   23.1        Consent of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation  (included in Exhibit 5.1).
   23.2        Consent of PricewaterhouseCoopers, LLP, Independent Accountants
   23.3        Consent of KPMG Independent Auditors
   24.1        Power of Attorney (See the signature page of this
               Registration Statement).
--------------
  (1) Incorporated by reference to an exhibit to SCO's Current Report on 8-K as filed with the Commission on September 22, 2000.

ITEM 17. UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and
(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (2) For the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Cruz, State of California on this 8th day of November, 2000.

                                   THE SANTA CRUZ OPERATION, INC.

                                By:/s/ Steve M. Sabbath
                                   -------------------------------------------
                                   Steven M. Sabbath, Esq.
                                   Senior Vice President, Law & Corporate
                                   Affairs and Secretary


                                POWER OF ATTORNEY

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas L. Michels and Steven M. Sabbath, and each of them acting individually, as his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any and all amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 8, 2000.

SIGNATURE                             TITLE

/s/ Douglas L. Michels                Chief Executive Officer and Director
---------------------------------     (Principal Executive Officer)
Douglas L. Michels


/s/ Randy Bresee                      Senior Vice President and Chief Financial
---------------------------------     Officer (Principal Financial Officer and
Randy Bresee                          Principal Accounting Officer)


/s/ Alok Mohan                        Chairman, Board of Directors
---------------------------------
Alok Mohan


/s/ Ninian Eadie                      Director
---------------------------------
Ninian Eadie


/s/ Ronald Lachman                    Director
---------------------------------
Ronald Lachman

/s/ Robert L. McClure                 Director
---------------------------------
Robert L. McClure


/s/ R. Duff Thompson                  Director
---------------------------------
R. Duff Thompsom


/s/ Gilbert P. Williamson             Director
---------------------------------
Gilbert P. Williamson

                                INDEX TO EXHIBITS

    EXHIBIT
     NUMBER                              DESCRIPTION
    -------                             -------------
       2.1 (1)     Common Stock and Warrant Purchase Agreement, dated September
                   11, 2000, by and among The Santa Cruz Operation, Inc.,
                   California corporation and the selling shareholders set
                   forth herein above
       2.2 (1)     Common Stock Warrant dated September 11, 2000
       2.3 (1)     Registration Rights Agreement, dated September 11, 2000, by and among The Santa Cruz Operation, Inc., and the selling
                   shareholders set forth herein above
       5.1         Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                   Corporation as to the legality of the securities being
                   registered
      23.1         Consent of Wilson Sonsini Goodrich & Rosati, Professional
                   Corporation  (included in Exhibit 5.1)
      23.2         Consent of PricewaterhouseCoopers, LLP, Independent
                   Accountants
      23.3         Consent of KPMG Independent Auditors
      24.1         Power of Attorney (See the signature page of this
                   Registration Statement)
--------------
  (1) Incorporated by reference to an exhibit to SCO's Current Report on 8-K as filed with the Commission on September 22, 2000.